Exhibit 99.1

FOR IMMEDIATE RELEASE

Willdan Group, Inc. Announces First Quarter 2007 Financial Results

ANAHEIM, Calif., May 10, 2007 — Willdan Group, Inc. (“Willdan”) (NASDAQ:WLDN), a leading provider of outsourced services to public agencies, today announced financial results for the first quarter ended March 30, 2007.

For the first quarter of 2007, the Company reported total contract revenue of $19.3 million and a net loss of $250,000, or $0.03 per basic and diluted share.  Unusual costs during the first quarter included executive severance, retirement and recruitment costs in connection with management changes, and costs related to the Company’s initial compliance with public reporting requirements and the Sarbanes-Oxley Act, which were partially offset by a reduction in accrued expense related to litigation that was settled during the first quarter.

Key Operational Highlights for First Quarter 2007

•                  Management transitions during the first quarter of 2007 included former CEO Win Westfall’s retirement, Thomas Brisbin’s recruitment and appointment as CEO of Willdan, effective April 2, and the appointment of David Hunt as president of Willdan’s largest subsidiary, effective March 22.

•                  New offices of our engineering subsidiary in Reno, Nevada and St. George, Utah; new office of MuniFinancial in Memphis, Tennessee.

•                  Settlement of litigation with the City of West Hollywood, California which resulted in a monthly savings of approximately $53,000 in future interest expense related to litigation and ongoing legal expenses.

Thomas Brisbin, Chief Executive Officer of Willdan, stated, “Our first quarter results were not what we expected because of two primary factors: first, distraction in our business due to senior management transition, and second, a number of non-recurring expenses related to the transition and other non-recurring costs.  Since I joined Willdan at the beginning of April, we have already set in motion measurable objectives for improved staff utilization.  Our markets and business relationships are fundamentally sound. Based on our early progress, we look forward to improved financial performance for the second quarter of this year.”

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First Quarter 2007 Financial Results

Total contract revenue for the first quarter of 2007 increased 8.4% to $19.3 million compared to contract revenue of $17.8 million for the first quarter of 2006.  The Engineering Services segment contributed $16.3 million, or 84.5%, of total contract revenues, the Public Finance Services segment contributed $2.8 million, or 14.5%, of the total, and the Homeland Security Services segment generated $0.2 million, or 1%, of the total, during the first quarter of 2007.

Direct costs of contract revenues as a percentage of total contract revenue increased to 40.9% of contract revenues for the first quarter of 2007 from 39.9% for the first quarter of 2006.

General and administrative expenses increased by $2.8 million, or 28.9%, to $12.5 million for the first quarter of 2007 from $9.7 million in the first quarter of 2006.

The increases in general and administrative expenses were primarily due to (i) an increase of approximately $1.4 million, or 64.9%, in other general and administrative expenses, which include increased legal and accounting fees and other costs resulting from being a new public company and the settlement of the West Hollywood litigation and (ii) an increase of approximately $1.0 million, or 15.9%, in compensation costs included in general and administrative expenses primarily due to increased headcount and reduced utilization rates of technical staff and an increase in employee related costs, which include the payment of severance and other benefits related to our management changes in the first quarter.  Related to the first category listed above, the Company completed its initial public offering in November 2006 and the increase in other general and administrative expenses includes an increase of $0.5 million related to increased audit costs and legal fees associated with being a public company, costs associated with Sarbanes-Oxley Act compliance and director fees.  In addition, legal fees increased by approximately $0.4 million as a result of the West Hollywood litigation settlement.  The increase discussed in the second category listed above includes an increase of approximately $0.4 million in expenses for the payment of severance, retirement and other employee benefits.

Operating loss was $1.1 million for the first quarter of 2007 as compared to operating income of $1.0 million for the first quarter of 2006.

The Company reported a net loss of $250,000, or $0.03 per basic and diluted share, for the first quarter of 2007, compared to net income of $886,000, or $0.19 per basic and diluted share, for the first quarter of 2006.  Pro forma net income for the first quarter of 2006 was $539,000, or $0.11 per basic and diluted share, which includes pro forma adjustments for income taxes at a 40% rate that would have been recorded if the Company were a C Corporation during that period.  The Company was an S Corporation until the completion of its initial public offering in November 2006.

At March 30, 2007, Willdan had cash and cash equivalents of $11.1 million, total assets of $44.3 million, total indebtedness of $1.2 million and working capital of $26.1 million.

Outlook

Willdan continues to expect total revenues of $86 million to $90 million for 2007 as compared with revenue of $78.3 million for fiscal 2006.

Conference Call and Webcast

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Mallory McCamant will hold a conference call with the financial community today at 5:00 p.m. Eastern/2:00 p.m. Pacific.

Interested parties may participate in the conference call by dialing 800-240-4186 (303-262-2138 for international callers).  When prompted, ask for the “Willdan Group Investor Conference Call.”  A telephonic replay of the conference call may be accessed approximately two hours after the call through May 24, 2007, by dialing 800-405-2236 (303-590-3000 for international callers).  The replay access code is 11089134#.

The conference call will be webcast simultaneously on Willdan Group’s website at www.willdangroup.com under Investor Relations: Events.  The webcast replay will be archived for 12 months.

About Willdan Group, Inc.

Founded over 40 years ago, Willdan Group, Inc. is a leading provider of outsourced services to public agencies located primarily in California and other western states. Willdan Group, Inc. assists cities and other government agencies with a broad range of services, including civil engineering, building and safety services, geotechnical engineering, financial and economic consulting, and disaster preparedness and homeland security. www.willdangroup.com

Forward-Looking Statements

Safe Harbor Statement:  Statements in this press release which are not purely historical, including statements regarding Willdan Group’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that the Company will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, a slowdown in the local and regional economies of the states where Willdan conducts business, and the loss of or inability to hire additional qualified professionals. The Company’s business could be affected by a number of other factors, including the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, the Form 10-K annual report for the year ended December 29, 2006 filed on March 27, 2007. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan Group, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Contact:

Mallory McCamant
Chief Financial Officer
Tel: 714-940-6327
mallory@willdangroup.com

Moira Conlon
The Abernathy MacGregor Group Inc.
Tel: 213-630-6550
MHC@abmac.com

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WILLDAN GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 29, 2006	March 30, 2007
Assets		(Unaudited)
Current assets:
Cash and cash equivalents	$20,633,000	$11,106,000
Accounts receivable, net of allowance for doubtful accounts of $492,000 and $561,000 at December 29, 2006 and March 30, 2007, respectively	14,270,000	14,037,000
Costs and estimated earnings in excess of billings on uncompleted contracts	7,960,000	8,479,000
Other receivables	4,505,000	1,229,000

Prepaid expenses and other current assets	1,858,000	1,748,000
Total current assets	49,226,000	36,599,000
Equipment and leasehold improvements, net	4,372,000	4,253,000
Goodwill	2,911,000	2,911,000
Other assets	599,000	582,000
Total assets	$57,108,000	$44,345,000

Liabilities and Stockholders’ Equity

Current liabilities:
Excess of outstanding checks over bank balance	$257,000	$730,000
Accounts payable	1,270,000	1,339,000
Accrued liabilities	14,106,000	4,656,000
Billings in excess of costs and estimated earnings on uncompleted contracts	1,222,000	1,157,000
Accrued final distribution payable to holders of redeemable common stock	3,150,000	—
Current portion of notes payable	993,000	669,000
Current portion of notes payable to related parties	75,000	76,000
Current portion of capital lease obligations	170,000	166,000
Current portion of deferred income taxes	1,693,000	1,693,000
Total current liabilities	22,936,000	10,486,000
Notes payable to related parties	46,000	26,000
Capital lease obligations, less current portion	348,000	307,000
Deferred lease obligations	547,000	540,000
Deferred income taxes, net of current portion	398,000	398,000
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 7,148,000 shares issued and outstanding at December 29, 2006 and March 30, 2007, respectively	71,000	71,000
Additional paid-in capital	32,552,000	32,557,000
Retained earnings (accumulated deficit)	210,000	(40,000)
Total stockholders’ equity	32,833,000	32,588,000
Commitments and contingencies
Total liabilities and stockholders’ equity	$57,108,000	$44,345,000

WILLDAN GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Fiscal Three Months Ended
	March 31, 2006	March 30, 2007
Contract revenues	$17,821,000	$19,268,000
Direct costs of contract revenues:
Salaries and wages	5,885,000	6,484,000
Production expenses	330,000	344,000
Subconsultant services	893,000	1,059,000
Total direct costs of contract revenues	7,108,000	7,887,000
General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	6,324,000	7,387,000
Facilities	890,000	1,102,000
Depreciation and amortization	332,000	447,000
Other	2,154,000	3,552,000
Total general and administrative expenses	9,700,000	12,488,000
Income (loss) from operations	1,013,000	(1,107,000)
Other income (expense):
Interest expense	(186,000)	574,000
Interest income and other, net	72,000	180,000
Total other income (expenses)	(114,000)	754,000
Income (loss) before income taxes	899,000	(353,000)
Income tax provision (benefit)	13,000	(103,000)
Net income (loss)	$886,000	$(250,000)
Net income (loss) per share:
Basic and diluted	$0.19	$(0.03)
Weighted-average shares outstanding:
Basic and diluted	$4,711,000	$7,148,000
Pro Forma Data:
Pro forma provision for income taxes	$360,000
Pro forma net income (loss)	$539,000
Pro forma earnings per common share, basic and diluted	$0.11